Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777
Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue
•	Fourth quarter net revenue of $19.0 million

•	Fourth quarter sales impacted by economy, but held stable including Westcon acquisition

•	Reduced $1.7 million in long-term debt during quarter

•	Service segment fourth quarter gross margin increased 190 basis points over prior fiscal year fourth quarter

•	Product segment fiscal 2009 revenue up 8.3% over prior year; Service segment up 4.5%
ROCHESTER, NY, May 20, 2009 — Transcat, Inc. (NASDAQ: TRNS), a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, parts inspection, production model engineering and repair services, today reported financial results for the fourth quarter and fiscal year 2009, which ended March, 28, 2009. Reported results include those of Westcon, Inc. (Westcon), a test and measurement instrument distributor and calibration laboratory, which the Company acquired on August 14, 2008. The Company has integrated Westcon into its distribution and calibration operations in order to operate as a single entity. This included combining Westcon’s operations into Transcat’s lab network and financial systems. As a result, the Company’s financial results are reported on a consolidated basis without segregating Westcon results from its organic business.
Net revenue of $19.0 million in the fourth quarter of fiscal 2009 was marginally lower when compared with $19.2 million in the fourth quarter of fiscal 2008. Sales of the Company’s Distribution Products (Product segment), which represented 64% of total net revenue in the fourth quarter of fiscal 2009, were $12.2 million, a decrease of $0.2 million, or 1.4%, when compared with the fourth quarter of fiscal 2008. Calibration Services (Service segment) revenue was down 0.9% to $6.7 million in the fourth quarter of fiscal 2009 compared with revenue of $6.8 million in the fourth quarter of fiscal 2008.
For the fiscal year ended March 28, 2009, total net revenue was $75.4 million, a $5.0 million, or 7.0%, increase compared with total net revenue of $70.5 million for the fiscal year ended March 29, 2008. Fiscal 2009 Product segment sales were $51.5 million, a $3.9 million, or 8.3%, increase compared with sales of $47.5 million in fiscal 2008. Product segment sales contributed 68% and 67% of total net revenue in fiscal 2009 and 2008, respectively. Service segment revenue was $23.9 million in fiscal 2009, up $1.0 million, or 4.5%, compared with revenue of $22.9 million in the prior fiscal year.
Net income was $0.6 million, or $0.07 per diluted share, in the fourth quarter of fiscal 2009, down from $0.7 million, or $0.10 per diluted share, in the fourth quarter of 2008. Lower net income was primarily due to lower gross profit from the Product segment that was partially offset by improvement in gross profit from the Service segment. Net income for fiscal 2009 was $1.6 million, or $0.21 per diluted share, compared with $2.4 million, or $0.32 per diluted share, in fiscal 2008. Fiscal 2008 had the benefit of a $0.8 million reversal of a deferred tax asset valuation allowance. Excluding this item, net income for fiscal 2008 would have been $1.6 million, or $0.22 per diluted share.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “The contracted economy impacted our 2009 fourth quarter results offsetting the gains we had been making through the first half of
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
the year. We’ve carefully managed costs through this period and focused on improving working capital. Our disciplined cash management enabled us to repay $1.7 million in long-term debt during the quarter.”
Fourth Quarter Fiscal 2009 Review
Gross profit was $5.0 million, or 26.6% of net revenue, in the fourth quarter of fiscal 2009 compared with $5.4 million, or 27.9% of net revenue, in the prior fiscal year fourth quarter. The 5.8% decline in gross profit was attributed to a decrease in Product segment gross margin, partially offset by an improved gross margin in the Service segment.
Selling, marketing and warehouse expenses increased 4% to $2.5 million in the fourth quarter of fiscal 2009, compared with $2.4 million in the same period the prior fiscal year. Administrative expenses were $1.6 million for the fourth quarter of fiscal 2009, a decrease of 8.7% compared with $1.7 million in the fourth quarter of fiscal 2008. Total operating expenses were down $0.1 million to $4.1 million in the fourth quarter of fiscal 2009 compared with the same period the prior fiscal year. The slight decline reflected a $0.4 million reduction in performance-based management bonus and profit sharing expense, which was primarily offset by expenses related to the Westcon acquisition and related integration costs.
Operating income for the fourth quarter of fiscal 2009 was $0.9 million, or 4.9% of net revenue, a decrease when compared with $1.2 million, or 6.2% of net revenue, in the fourth quarter of fiscal 2008. Impacting the operating income for the fourth quarter of fiscal 2009 was a 290 basis point decline in Product segment operating margin.
The provision for income taxes in the fiscal 2009 fourth quarter was $0.4 million, reflecting an effective tax rate of 38.8%, relatively flat when compared with $0.4 million, or an effective tax rate of 37.8%, in the fourth quarter of fiscal 2008. Net income was $0.6 million, or $0.07 per diluted share, in the fourth quarter of fiscal 2009, compared with $0.7 million, or $0.10 per diluted share, in the same period of the prior fiscal year.
John J. Zimmer, Chief Financial Officer, commented, “Days sales outstanding for the fourth quarter of fiscal 2009 improved from both the third quarter and prior year end as we focused on our credit management efforts. We also carefully managed our inventory through this sales decline to reduce it to much lower levels without compromising customer service.”
Product and Service Segment Review
Transcat is uniquely positioned to serve the pharmaceutical and FDA-regulated, industrial manufacturing, energy, utilities, chemical process, and other industries through its ability to bundle a wide variety of premium test and measurement instruments with quality calibration, parts inspection, production model engineering and repair services for its customers through its two distribution operations in New York and Oregon and its 12 calibration laboratories in the U.S., Canada and Puerto Rico. Its automated calibration tracking and management systems, breadth of calibration capabilities and product lines, and its refined product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times, which it believes provides a competitive advantage.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to over 13,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct marketing and the Company’s website, which has online ordering capabilities, to market to end-users as well as to resellers.
Product segment sales decreased 1.4% to $12.2 million in the fourth quarter of fiscal 2009 compared with $12.4 million, in the fourth quarter of fiscal 2008. The decline in Product segment sales was attributed to the general weakness in the economy as demand from existing customers weakened despite aggressive
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
pricing. The decrease was partially offset by sales to the wind industry and increases in sales to resellers. Average Product segment sales per day were $191 thousand in the fourth quarter of fiscal 2009 compared with $197 thousand in the same period the prior fiscal year. Sales of the Company’s products over its website reached $1.1 million for the fourth quarter of fiscal 2009, up 37% over $0.8 million in the same period of fiscal 2008.
Gross margin for the Product segment is a function of a number of factors including market channel mix, manufacturers’ rebates, product mix and discounts to customers. Product segment gross profit in the fourth quarter of fiscal 2009 was $2.9 million, or 24.0% of net sales, compared with $3.4 million, or 27.1% of net sales, in the fourth quarter of fiscal 2008. Reduced point-of-sale rebate income negatively impacted gross margin by 110 basis points. Pricing discounts and a higher mix of lower margin reseller business also had a negative impact on gross margin.
Mr. Hadeed commented, “Our product segment results reflect broader economic conditions and their impact on our customers. We have and will continue to make prudent investments in this business segment to optimize our performance and service our customers during this challenging period.”
The Product segment had $51.5 million in sales in fiscal 2009 compared with $47.5 million in fiscal 2008. Gross profit for the segment was $13.1 million and $13.2 million in fiscal years 2009 and 2008, respectively. As a percentage of sales, gross profit was 25.4% and 27.8% in fiscal 2009 and 2008, respectively. The decline in gross margin reflects discount strategies to maintain competitiveness in a tight economy and the shift in sales mix to lower margin resellers. Product segment operating income in fiscal 2009 was $3.4 million compared with $3.8 million in fiscal 2008.
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 130,000 calibrations at its 12 Calibration Centers of Excellence or at its customers’ locations.
Service segment revenue was $6.7 million in the fourth quarter of fiscal 2009, a 0.9% decrease compared with $6.8 million in the fourth quarter of 2008.
The timing of calibration orders and segment expenses can vary on a quarter-to-quarter basis based on the nature of a customers’ business and calibration requirements. In general, a full year trend provides a better indication of the progress of this segment. Service segment revenue for fiscal 2009 was $23.9 million, up $1.0 million, or 4.5% over fiscal 2008.
The Company’s strategy has been to focus its investments in the core electrical, temperature, pressure and dimensional disciplines. Historically, 15% to 20% of Service segment revenue is generated from outsourcing customer equipment to outside vendors for calibration beyond Transcat’s chosen scope of capabilities. In the fourth quarter of fiscal 2009, approximately 81% of Service segment revenue was generated by the Company’s staff of technicians while 16% was subcontracted to outside vendors.
Service segment gross profit in the fourth quarter of fiscal 2009 was $2.1 million, or 31.2% of net revenue, up from $2.0 million, or 29.3% of net revenue, in the fourth quarter of fiscal 2008. The improvement in gross profit and margin reflects reduced performance-based bonus and profit sharing expense. Service segment operating income for the fourth quarter of fiscal 2009 was $0.4 million compared with operating income of $0.3 million in the fourth quarter of fiscal 2008.
“Our service segment results blend the success we have seen in developing new customers in our targeted industry segments with the realities of existing customers deferring calibration requirements as they react to the recessionary environment,” Mr. Hadeed noted.
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
For fiscal 2009, Service segment revenue was $23.9 million, up 4.5% from $22.9 million the prior year. Gross profit for this segment was $5.7 million, or 23.7% of net revenue, compared with $5.3 million, or 23.3% of net revenue in fiscal 2008. Operating loss for the Service segment was $0.8 million and $0.5 million in fiscal years 2009 and 2008, respectively. The operating loss was driven by the Company’s significant investment in selling and marketing expense.
Fiscal 2009 Year End Review
For fiscal 2009, Product segment sales generated through the Company’s website were $3.7 million, up 36% compared with $2.7 million in fiscal 2008. Approximately 80% of Product segment sales in fiscal 2009 were direct while 18% were to resellers compared with 85% and 14%, respectively, in fiscal 2008. Reseller sales increased 42.8% in fiscal 2009 as the Company added resellers to increase its market reach. Domestic sales comprised 80% of the total Product segment sales in fiscal 2009, while 7% were to Canada and 12% were to other international markets. Service segment revenue was $23.9 million for fiscal 2009, up 4.5% compared with fiscal 2008. For fiscal 2009, 80% of Service segment revenue was generated by the Company’s 12 Calibration Centers of Excellence and 17% was generated through subcontracted outside vendors. The tables at the end of this release reflect quarterly segment revenue trends for fiscal years 2008 and 2009.
Gross margin was 24.9% for fiscal 2009 compared with 26.3% in the prior fiscal year. Product segment gross margin was 25.4% and 27.8% for fiscal 2009 and 2008, respectively. The year-over-year decline was a result of pricing, higher net sales through lower margin channels and reduced point-of-sale rebate income. Service segment gross margin improved to 23.7% in fiscal 2009 compared with 23.3% in the prior fiscal year.
Operating expenses were $16.1 million, or 21.3% of revenue, in fiscal 2009 compared with $15.3 million, or 21.7% of revenue, in fiscal 2008. Included in fiscal 2009 operating expenses were $0.8 million in Westcon expenses and $0.3 million in non-recurring expenses related to integration. The increase in operating expenses reflected investments in sales and marketing for the Service segment, partially offset by cost control measures and reductions in performance-based management bonus and profit sharing expense. Operating margin in fiscal 2009 was 3.6% compared with 4.7% in fiscal 2008.
Mr. Hadeed noted, “Our operating results for the year were clearly impacted by the economy as our customers dealt with plant consolidations, shut downs and cost reduction mandates. We have prudently made adjustments to our business, while sustaining key and strategic investments. The results of our actions are reflected in our strong balance sheet.”
Solid Balance Sheet and Steady Cash Generation
Cash generated from operations for fiscal 2009 was $3.8 million, up $0.2 million compared with
$3.6 million in fiscal 2008. The incremental cash generated was used to repay debt related to the Company’s Westcon acquisition. Long-term debt decreased to $3.6 million at March 28, 2009, compared with $5.3 million at December 27, 2008, but was up from $0.3 million at March 29, 2008.
Capital expenditures were $1.8 million in fiscal 2009 compared with $1.5 million in fiscal 2008. Capital expenditures in fiscal 2009 were primarily focused on expansion of calibration services capacity and capabilities.
At March 28, 2009, inventory was $4.9 million compared with $5.5 million at December 27, 2008 and $5.4 million at March 29, 2008. The decrease in inventory reflects the Company’s efforts to manage its inventory during the current downturn in the economy.
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
Outlook
The Company expects overall modest growth in revenue in fiscal 2010 with the benefit of a full year of Westcon business, growth through market share gains in calibration services and an expected improvement in the economy in the fourth quarter of fiscal 2010.
Mr. Hadeed stated, “Both of our business segments have been and will continue to be impacted by the economy, and we do not expect to start the year strong. We expect our product sales to have a relatively flat year with our fourth quarter being our strongest, whereas, our service revenue should strengthen as we move through the year.”
He continued, “Sales of both products and calibration services to the wind industry should be a greater part of sales in fiscal 2010. We have relationships with both the major wind turbine manufacturers and the major utilities that are building wind energy power and expect that this position will enable us to accelerate our growth within this industry over the next several years. We believe we may also indirectly benefit from funds from the federal stimulus package that are dedicated to alternative energy.”
Webcast and Conference Call
Transcat will host a conference call and live webcast at 10:00 a.m. ET, Thursday, May 21, 2009. During the teleconference, Charles P. Hadeed, President, CEO and COO, and John J. Zimmer, Vice President Finance and CFO, will review the financial and operating results for the fourth quarter fiscal 2009 and year end and discuss Transcat’s corporate strategy and outlook. A question-and-answer session will follow.
Transcat’s conference call and webcast can be accessed the following ways:
•	The live webcast can be found at www.transcat.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562 and entering conference ID number 322083 approximately 5 - 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be available at www.transcat.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (201) 612-7415, and entering conference ID number 322083 and account number 3055. The telephonic replay will be available from 1:00 p.m. on the day of release until 11:59 p.m. ET Thursday, May 28, 2009.
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, parts inspection, production model engineering and repair services primarily for the pharmaceutical and FDA regulated, industrial manufacturing, energy and utilities, chemical process, and other industries. Through its distribution Product segment, Transcat markets and distributes national and proprietary brand instruments to approximately 13,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, parts inspection, production model engineering and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO 9001:2000 registered and the scope of accreditation for ISO/IEC 17025 is believed to be the broadest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative and reseller channels, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John J. Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
Transcat, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	Fourth Quarter Ended		For the Years Ended
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)

Product Sales	$12,215	$12,388	$51,480	$47,539
Service Revenue	6,749	6,810	23,939	22,914

Net Revenue	18,964	19,198	75,419	70,453

Cost of Products Sold	9,281	9,028	38,410	34,334
Cost of Services Sold	4,641	4,815	18,261	17,578

Total Cost of Products and Services Sold	13,922	13,843	56,671	51,912

Gross Profit	5,042	5,355	18,748	18,541

Selling, Marketing and Warehouse Expenses	2,526	2,429	9,935	9,056
Administrative Expenses	1,579	1,730	6,127	6,202

Total Operating Expenses	4,105	4,159	16,062	15,258

Operating Income	937	1,196	2,686	3,283

Interest Expense	30	21	100	101
Other (Income) Expense, net	(1)	12	67	437

Total Other Expense	29	33	167	538

Income Before Income Taxes	908	1,163	2,519	2,745
Provision for Income Taxes	352	440	963	382

Net Income	$556	$723	$1,556	$2,363

Basic Earnings Per Share	$0.08	$0.10	$0.21	$0.33
Average Shares Outstanding	7,381	7,173	7,304	7,132

Diluted Earnings Per Share	$0.07	$0.10	$0.21	$0.32
Average Shares Outstanding	7,521	7,329	7,469	7,272
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
Transcat, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	March 28,	March 29,
	2009	2008
ASSETS
Current Assets:
Cash	$59	$208
Accounts Receivable, less allowance for doubtful accounts of $75 and $56 as of March 28, 2009 and March 29, 2008, respectively	8,981	9,346
Other Receivables	119	370
Inventory, net	4,887	5,442
Prepaid Expenses and Other Current Assets	774	773
Deferred Tax Asset	380	248

Total Current Assets	15,200	16,387
Property and Equipment, net	4,174	3,211
Goodwill	7,923	2,967
Intangible Asset, net	1,091	—
Deferred Tax Asset	635	1,435
Other Assets	368	344

Total Assets	$29,391	$24,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,748	$5,947
Accrued Compensation and Other Liabilities	1,757	2,489
Income Taxes Payable	215	62

Total Current Liabilities	6,720	8,498
Long-Term Debt	3,559	302
Other Liabilities	493	427

Total Liabilities	10,772	9,227

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,656,358 and 7,446,223 shares issued as of March 28, 2009 and March 29, 2008, respectively; 7,380,576 and 7,170,441 shares outstanding as of March 28, 2009 and March 29, 2008, respectively	3,828	3,723
Capital in Excess of Par Value	8,606	6,649
Accumulated Other Comprehensive Income	320	436
Retained Earnings	6,853	5,297
Less: Treasury Stock, at cost, 275,782 shares as of March 28, 2009 and March 29, 2008	(988)	(988)

Total Shareholders’ Equity	18,619	15,117

Total Liabilities and Shareholders’ Equity	$29,391	$24,344

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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
Transcat, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	For the Years Ended
	March 28,	March 29,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$1,556	$2,363
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	246	40
Depreciation and Amortization	1,897	1,761
Provision for (Recovery of) Accounts Receivable and Inventory Reserves	304	(23)
Stock-Based Compensation Expense	666	780
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,418	(186)
Inventory	836	(1,039)
Prepaid Expenses and Other Assets	(694)	(662)
Accounts Payable	(1,585)	640
Accrued Compensation and Other Liabilities	(789)	(15)
Income Taxes Payable	(39)	(66)

Net Cash Provided by Operating Activities	3,816	3,593

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,775)	(1,505)
Purchase of Westcon, Inc., net of cash acquired	(5,641)	—

Net Cash Used in Investing Activities	(7,416)	(1,505)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	3,199	(2,598)
Payments on Other Debt Obligations	(10)	—
Issuance of Common Stock	239	266
Excess Tax Benefits Related to Stock-Based Compensation	44	86

Net Cash Provided by (Used in) Financing Activities	3,472	(2,246)

Effect of Exchange Rate Changes on Cash	(21)	9

Net Decrease in Cash	(149)	(149)
Cash at Beginning of Period	208	357

Cash at End of Period	$59	$208

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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
Transcat, Inc.
Fiscal 2009 Fourth Quarter
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended
	March 28, 2009	March 29, 2008	$ Change	% Change
Product
Net sales	$12,215	$12,388	$(173)	(1.4)%
Gross profit	$2,934	$3,360	$(426)	(12.7)%
Margin	24.0%	27.1%
Operating income	$504	$866	$(362)	(41.8)%
Margin	4.1%	7.0%
Service
Net revenue	$6,749	$6,810	$(61)	(0.9)%
Gross profit	$2,108	$1,995	$113	5.7%
Margin	31.2%	29.3%
Operating income	$433	$330	$103	31.2%
Margin	6.4%	4.8%
Consolidated
Net revenue	$18,964	$19,198	$(234)	(1.2)%
Gross profit	$5,042	$5,355	$(313)	(5.8)%
Margin	26.6%	27.9%
Operating income	$937	$1,196	$(259)	(21.7)%
Margin	4.9%	6.2%
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
Transcat, Inc.
Fiscal 2009 Twelve Months
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Twelve months ended	Twelve months ended
	March 28, 2009	March 29, 2008	$ Change	% Change
Product
Net sales	$51,480	$47,539	$3,941	8.3%

Gross profit	$13,070	$13,205	$(135)	(1.0)%
Margin	25.4%	27.8%

Operating income	$3,448	$3,815	$(367)	(9.6)%
Margin	6.7%	8.0%

Service
Net revenue	$23,939	$22,914	$1,025	4.5%

Gross profit	$5,678	$5,336	$342	6.4%
Margin	23.7%	23.3%

Operating loss	$(762)	$(532)	$(230)	(43.2)%
Margin	(3.2)%	(2.3)%

Consolidated
Net revenue	$75,419	$70,453	$4,966	7.0%

Gross profit	$18,748	$18,541	$207	1.1%
Margin	24.9%	26.3%

Operating income	$2,686	$3,283	$(597)	(18.2)%
Margin	3.6%	4.7%
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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
Transcat, Inc.
Additional Information
PRODUCT SEGMENT SALES BY MARKET CHANNEL
(Amounts in thousands)
(Unaudited)

	FY 2009
	Q1	Q2	Q3	Q4	Total	% of Total
Direct	$10,074	$10,051	$11,147	$10,140	$41,412	80.4%
Reseller	2,039	2,699	2,675	1,906	9,319	18.1%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total Product Sales	$12,311	$12,959	$13,995	$12,215	$51,480

	FY 2008
	Q1	Q2	Q3	Q4	Total	% of Total
Direct	$9,170	$9,520	$11,137	$10,465	$40,292	84.8%
Reseller	1,587	1,520	1,686	1,731	6,524	13.7%
Freight Billed to Customers	170	179	182	192	723	1.5%

Total Product Sales	$10,927	$11,219	$13,005	$12,388	$47,539

PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2009
	Q1	Q2	Q3	Q4	Total
Number of business days	64	63	62	64	253
Total product sales	$12,311	$12,959	$13,995	$12,215	$51,480

Sales per day	$192	$206	$226	$191	$203

	FY 2008
	Q1	Q2	Q3	Q4	Total
Number of business days	64	63	61	63	251
Total product sales	$10,927	$11,219	$13,005	$12,388	$47,539

Sales per day	$171	$178	$213	$197	$189

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Transcat Reports Stable Fourth Quarter Fiscal 2009 Revenue

May 20, 2009
PRODUCT SEGMENT SALES BY REGION
(Amounts in thousands)
(Unaudited)

	FY 2009
	Q1	Q2	Q3	Q4	Total	% of Total
United States	$9,484	$10,066	$11,540	$9,853	$40,943	79.5%
Canada	784	999	866	797	3,446	6.7%
Other International	1,845	1,685	1,416	1,396	6,342	12.3%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total	$12,311	$12,959	$13,995	$12,215	$51,480

	FY 2008
	Q1	Q2	Q3	Q4	Total	% of Total
United States	$8,443	$8,630	$10,093	$9,803	$36,969	77.8%
Canada	1,026	888	1,176	966	4,056	8.5%
Other International	1,288	1,522	1,554	1,427	5,791	12.2%
Freight Billed to Customers	170	179	182	192	723	1.5%

Total	$10,927	$11,219	$13,005	$12,388	$47,539

SERVICE SEGMENT REVENUE BY TYPE
(Amounts in thousands)
(Unaudited)

	FY 2009
	Q1	Q2	Q3	Q4	Total	% of Total
Depot/On-site	$4,478	$4,441	$4,705	$5,482	$19,106	79.8%
Outsourced	911	1,065	1,093	1,064	4,133	17.3%
Freight Billed to Customers	153	145	199	203	700	2.9%

Total Service Revenue	$5,542	$5,651	$5,997	$6,749	$23,939

	FY 2008
	Q1	Q2	Q3	Q4	Total	% of Total
Depot/On-site	$4,170	$4,266	$4,284	$5,516	$18,236	79.6%
Outsourced	956	995	1,009	1,118	4,078	17.8%
Freight Billed to Customers	137	145	142	176	600	2.6%

Total Service Revenue	$5,263	$5,406	$5,435	$6,810	$22,914

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